INVESTMENT ADVISOR CONTRACT

THIS AGREEMENT by and between WALL STREET MANAGEMENT CORPORATION, a Massachusetts corporation, (hereinafter referred to as the "Adviser"), and THE WALL STREET FUND, INC., a Maryland corporation (hereinafter referred to as the "FUND"), was approved by the Fund's shareholders at the annual meeting thereof on April 26, 1990, a continuation is approved at each annual shareholders meeting.

WHEREAS, the Fund is an open-end management investment company as that term is defined in the Investment Company Act of 1940, as amended, and is registered as such with the Securities and Exchange Commission; and

WHEREAS, the Adviser is in the business of rendering investment advisory, statistical and research services, and is registered as an Investment Adviser with the Securities and Exchange Commission under the Investment Adviser's Act of 1940; and

WHEREAS, the parties desire to provide for continuing services by the Adviser to the Fund pursuant to the terms and conditions hereinafter set forth,

NOW THEREFORE, in consideration of the premises, the party hereto agree as follows:

1. The Fund hereby retains and appoints the Adviser as its investment adviser and manager to render research, statistical, advisory and managerial services to the Fund, and to supervise the investments of the Fund for the period and upon the terms herein set forth, subject to the direction and control of the Board of Directors of the Fund. The Adviser accepts such employment and agrees during such period to render the services and to assume the obligation herein set forth for the compensation herein provided.

2. The adviser in its supervision of the investments of Fund will be guided by the Fund's fundamental investment policies and the provisions and restrictions contained in the Charter and By-Laws of the Fund as set forth in the Fund's registration statement, and exhibits thereto, as may be filed with the Securities and Exchange Commission, all subject to the applicable provisions of the Investment Company Act of 1940, as amended.

3. The Fund will pay its own expenses including, without limitation, interest charges, taxes, costs of purchasing and selling securities for its portfolio, rent, expenses of redemption of shares, auditing and legal expenses; expenses attributable to setting the type for and printing only such copies prospectuses filed with any Federal or state agency, regulatory authority or governmental department; directors' fees and expenses necessarily incurred by directors in attendance at directors' meetings; expenses of administrative personnel and administrative services, custodian fees; fees of transfer agents, registrar and dividend disbursing agents; the cost of stock certificates and corporate reports; all other printing expenses not otherwise allocated to the Adviser hereunder; costs in connection with Board of Directors' meetings and the annual or special meetings of shareholders, including proxy material preparation and distribution, filing fees, dues, insurance premiums, miscellaneous management and operating expenses and expenses of an extraordinary and nonrecurring nature; provided, however, that if, during any fiscal year of the Fund, the normal operating expenses borne by the Fund (not including taxes, interest and cost of purchasing and selling securities for its portfolio) exceed 2% of the first $10,000,000, 1.5% of the next $20,000,000, and 1% of the balance, of the average daily net asset value of the Fund, the Adviser will reimburse the Fund for such excess as provided in Paragraph 4 hereof. Normal operating expenses of the Fund for this purchase shall include, without limitation, the management fees payable hereunder and normal legal and auditing fees and expenses incurred in the ordinary course of business, but shall not include extraordinary legal, auditing or other expenses incurred in connection with or as result of any matter not in the ordinary course of business of the Fund. (As Amended June 30, 1984 and ratified by the shareholders April 25, 1985.)

4. Subject to the provision of Paragraph 7 hereof, the Fund agrees to pay to the Adviser for itservices rendered during the preceding month hereunder on the first business day each month during the term of the Agreement a cash fee in an amount determined by applying the following monthly rates to the average daily net assets value of the Fund during the preceding month, determined in the manner used for the determination of the offering price of the Fund's shares:

                                    Equivalent               Average Daily
 Monthly Rate                       Annual Rate              Net Asset Values

1/16 of 1%                          3/4 of 1%                On the first
                                                             $125 million
5/96 of 1%                          5/8 of 1%                On the next
                                                             $75 million
1/24 of 1 %                         1/2 of 1 %               On amounts over
$200 million

subject, however, to the following limitation: if for any month the normal operating expenses of the Fund including the Adviser's management fee computed as above provided, but not including taxes, interest and cost of purchasing and selling securities for the portfolio (the "Expenses"), shall exceed 1/6 of 1% of the first $10,000,000 1/8 of 1% of the next $20,000,000, and 1/2 of 1% of the balance, of said average daily net asset values, (the "Base"), the payment to the Adviser for that month shall be reduced. The Board of Directors will be informed on a monthly basis of any unusual or extraordinary expenses which affect the monthly expenses. If necessary, the Adviser shall make a refund payment to the Fund so that the total of the expenses will not exceed the Base. Notwithstanding the foregoing, no refund payment shall be made of any such excess until after the end of the Fund's fiscal year (which refund payment, if necessary, shall be made promptly after the amount, if any, is calculated), and until a final adjustment is made for the fiscal year so that the aggregate of the Adviser's compensation for the year is equal to the percentages herein before set forth under the column "Equivalent Annual Rate" of the average of the daily net asset value as determined as of the close of business on each business day throughout the fiscal year, reduced to the extent necessary do that the total of the Expenses shall not exceed 2% of the first $10,000,000 1.5% of the next $20,000,000 and 1% of the balance, of said average daily net asset values. (As amended February 23, 1990 and ratified by the Shareholders April 26, 1990.) The aggregate of repayments, if any, by the Adviser to the Fund for the year shall be the amount necessary to limit the Expenses of the Fund for such year as provided in the preceding sentence. For the portion of the first month and of the first year in which this fee structure is in effect, or in the event of the termination of the Agreement effective prior to the last day of a month, there shall be an appropriate pro-ration of all computations and payments on the basis of the number of days that the Agreement is in effect during the preceding month and year respectively. If pursuant to Article EIGHT of the Articles of Incorporation of the Fund the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value as last determined shall be deemed to be the net asset value as of the close of business on that day.

5. This agreement shall not become effective until it is approved by the vote of the majority of the outstanding voting securities of the Fund, cast at a meeting called for that purpose.

6. The term of this Agreement shall begin on the date first above stated subject to the provisions of Paragraph 5 and shall continue in effect for two years from that date and from year-to-year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the directors who are not parties to such contract or interested persons of any such party to such contract (other than as directors of the Fund) cast in person at a meeting called for that purpose, or by a vote of the majority of the outstanding voting securities of the Fund, and (b) the Adviser shall not have notified the Fund in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year hereafter that it does not desire such continuation.

7.Nothwithstanding anything to the contrary herein, this Agreement may be terminated at any time, without the payment of any penalty, by the directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund on sixty (60) days' written notice to the Adviser.

8. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a) (4) of the Investment Company Act of 1940, as amended.

9. The Adviser may employ or contract with such other person or persons, corporation or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Agreement; provided, however, that to the extent that any such employment or contract constitutes such other person or persons, corporation or corporations an investment adviser to the Fund within the meaning of the Investment Company Act of 1940, as amended, such employment or contracts shall be subject to the approval of the Fund's shareholders in the manner provided by such Act, prior to its effectiveness.

10. The adviser shall not be liable to the Fund for anything done or omitted by it, except acts or omissions involving willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties imposed on it by this Agreement.

11. The services of the Adviser herein provided are not to be deemed exclusive and, so long as its services hereunder- shall not be impaired thereby, should the Adviser so desire, it may sponsor, promote and provide investment advisory and management services to one or more investment companies other than the Fund.

12. This Agreement may be amended at any time by agreement of the parties, provided that the amendment shall be approved both by the vote of a majority of directors of the Fund, including a majority of directors who are not parties to this Agreement or interested persons of any such party to this Agreement (other than as directors of the Fund) cast in person at a meeting called for that purpose and by the holders of a majority of the outstanding voting securities of the Fund.

IN WITNESS WHEREOF, the parties have caused this Amended Investment Advisory Contract to be executed on their behalf by their duly authorized officers and their corporate seals to be affixed hereto on April 26, 1990.

WALL STREET MANAGEMENT CORPORATION

BY:
Robert P. Morse, President

THE WALL STREET FUND, INC.

Katherine 0. Quinn, Secretary